Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108996 of Fifth Third Bancorp on Form S-8 of our report dated June 15, 2010, relating to the financial statements of the Fifth Third Bancorp Frozen Successor Plan appearing in this Annual Report on Form 11-K of the Fifth Third Bancorp Frozen Successor Plan for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE, LLP

Cincinnati, Ohio

June 15, 2010